UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2020

Tabula Rasa HealthCare, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37888 (Commission File Number)	46-5726437 (I.R.S. Employer Identification No.)

228 Strawbridge Drive, Suite 100
Moorestown, New Jersey	08057
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 648-2767

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	TRHC	The Nasdaq Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securitis Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2020 (the “Closing Date”), Tabula Rasa HealthCare, Inc. (the “Company”), Tabula Rasa Healthcare Group, Inc., CK Solutions, LLC, Personica, LLC, TRHC TPA, LLC, and Personifilrx, LLC (collectively, the “Subsidiaries” and, together with the Company, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Western Alliance Bank (“WAB”), as administrative agent, and certain lenders party thereto. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Loan Agreement.

The Loan Agreement provides for a $120 million secured revolving credit facility, with a $1 million sublimit for cash management services and letters of credit and foreign exchange transactions (the “Credit Facility”), and replaces the Company’s prior credit facility, which expired and matured pursuant to its terms on December 6, 2020, as set forth in that certain Amended and Restated Loan and Security Agreement, dated as of September 6, 2017 (as amended, modified and/or supplemented from time to time, the “Prior Credit Facility”). On the Closing Date, the Borrowers drew down $10 million under the Credit Facility. As of December 6, 2020, the Company had an outstanding letter of credit in the amount of $200,000 under the Prior Credit Facility that will remain outstanding under the Credit Facility.

Amounts under the Credit Facility may be borrowed, repaid, and re-borrowed from time to time until the maturity date on May 16, 2025, and may be used for, among other things, working capital and other general corporate purposes of the Company and certain of its Subsidiaries. Loans under the Credit Facility will bear interest at a rate equal to the LIBOR Rate plus 3.25%. LIBOR Rate is defined to mean the one-month London Interbank Offered Rate (“LIBOR”) which is identified and published by ICE Benchmark Administration for loans in United States dollars as obtained by WAB from Bloomberg Financial Service System (or, if no longer available, any similar or successor publication selected by WAB). Interest under the Credit Facility is payable monthly. The Credit Facility is also subject to a commitment fee payable to each lender on the Closing Date that is equal to 0.50% of the amount of such lender’s commitment under the Credit Facility; thereafter, on each anniversary of the Closing Date, the commitment fee payable to each lender shall be equal to 0.25% of the amount of such lender’s commitment under the Credit Facility.

The obligations of the Borrowers under the Credit Facility are secured by all of the assets of the Borrowers, subject to certain exceptions and exclusions as set forth in the Loan Agreement and other loan documents.

The Loan Agreement contains certain affirmative and negative covenants that are binding on the Borrowers, including, but not limited to, restrictions (subject to specified exceptions and qualifications) on the ability of the Borrowers to incur indebtedness, to create liens, to merge or consolidate, to make dispositions, to pay dividends or make distributions, to make investments, to pay any subordinated indebtedness, to enter into certain transactions with affiliates, or to make capital expenditures. In addition, the Loan Agreement requires the Borrowers to abide by certain financial covenants. Specifically, the Loan Agreement requires that the Borrowers (i) maintain unrestricted cash balances in their accounts with WAB plus amounts available for draw under the Credit Facility of at least $10 million at all times, and (ii) maintain a Leverage Ratio (as defined in the Loan Agreement) of less than 3.00:1.00, on a trailing twelve-month basis, measured quarterly.

The Loan Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements, and grace periods). The Loan Agreement also contains certain representations, warranties, and conditions, in each case as set forth in the Loan Agreement. These representations and warranties have been made solely for the benefit of the lenders and such representations and warranties should not be relied on by any other person, including investors. In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the Loan Agreement, (ii) are subject to the materiality standards contained in the Loan Agreement which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Loan Agreement or such other date as is specified in the Loan Agreement.

The foregoing description does not constitute a complete summary of the terms of the Loan Agreement and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
10.1	Loan and Security Agreement, dated December 18, 2020, by and among Borrowers, lenders, WAB, and Regions Bank.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TABULA RASA HEALTHCARE, INC.

	By:	/s/ Dr. Calvin H. Knowlton
Dr. Calvin H. Knowlton
Chief Executive Officer

Dated: December 22, 2020